Exhibit 10.29

Loan Agreement between

ARC RMNUSGER01 LLC

and

Deutsche Pfandbriefbank AG

Execution Copy

LOAN AGREEMENT

(- hereinafter referred to as the Agreement -)

between

ARC RMNUSGER01 LLC

c/o Corporation Service Company,

2711, Centerville Road, Suite 400,

Wilmington, New Castle County, Delaware 19808

USA

(- hereinafter referred to as the Borrower -)

and

DEUTSCHE PFANDBRIEFBANK AG

Local Court of Munich HRB 41054

Freisinger Straße 5

85716 Unterschleißheim

Germany

(- hereinafter referred to as the Bank -)

Loan Agreement between

ARC RMNUSGER01 LLC

and

Deutsche Pfandbriefbank AG

Contents

1.	Preamble	3
2.	Definitions	5
3.	Facility	7
4.	Purpose	7
5.	Term	7
6.	Availability	7
7.	Equity Contribution	7
8.	Utilization	7
9.	Interest	8
10.	Default Interest	10
11.	Repayment / Prepayment	10
12.	Fees and Costs	12
13.	Tax Gross up and FATCA-Compliance	13
14.	Collateral	15
15.	Conditions Precedent	15
16.	Representations	16
17.	Information	19
18.	Financial Covenants	22
19.	Undertakings	24
20.	Cash Trap / Cash Sweep	29
21.	Termination	29
22.	Indemnification, Prepayment Costs and Prepayment Fee	31
23.	Payments	32
24.	Assignments and Transfers by the Bank / Exemption from Banking Secrecy	33
25.	Assignments and Transfers by the Borrower	34
26.	Statute of Limitation	35
27.	Place of Jurisdiction, Place of Performance, Applicable Law and Language of Contract	35
28.	Written Form	35
29.	Communication and Service of Process	35
30.	Severability Clause	36
31.	Value-Added Tax (VAT)	36
32.	Information Required pursuant to Sect. 4 Money Laundering Act	37
33.	Additional Conditions	38
34.	Signatures	39
35.	Annex 1 "Collateral Asset"	40
36.	Annex 2 "Drawdown Request"	41
37.	Annex 3 "Collateral"	42
38.	Annex 4 "Conditions Precedent"	45
39.	Annex 5 "Sources and Uses"	48
40.	Annex 6 "Structure Chart"	49
41.	Annex 7 "General Terms and Conditions"	50

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1.	Preamble

1.1.	Borrower

The Borrower is a company in the legal form of a Limited Liability Company under Delaware law.

1.2.	Collateral Asset

(a)	The Collateral Asset is an office and production asset located in Leuschstraße 1-4, 41460 Neuss. It includes all properties as defined in ANNEX 1 "COLLATERAL ASSET".

(b)	The Borrower has acquired the Collateral Asset by purchase agreement which was entered into before the notary public Dr. Alexander Gebele, Hamburg, on 19 November 2013 by notarial deed no. 1731/2013 AG, the Purchase Agreement.

(c)	Property Manager of the Collateral Asset is Rheinmetall Immobilien GmbH, the tenant of the Collateral Asset, with the oversight of Moor Park Property Management GmbH.

(d)	Asset Manager will be Moor Park Capital Partners LLP.

1.3.	Total Costs

The Borrower has calculated and the Bank has approved a budget of approximately € 22,900,000 (twenty nine million Euros) for the acquisition of the Collateral Asset including related costs, fees and expenses (including transfer tax and registration duties), hereinafter referred to as the Total Costs.

1.4.	Financing Structure

The financing structure is set out in ANNEX 5 "SOURCES AND USES". A minimum amount of approximately € 12,300,000 (twelve million three hundred thousandEuros) will be financed by equity. Shareholder, intra-group or third party debt must be subordinated in accordance with this Agreement to count towards this minimum amount.

1.5.	Corporate Structure

The corporate structure of the Borrower is set out in the structure chart in ANNEX 6 "STRUCTURE CHART".

ARC Global HoldCo LLC (Delaware) (the Shareholder) holds 100 % of the shares in the Borrower.American Reality Capital Global Operating Partnership LP (Delaware holds 100 % of the shares in ARC Global HoldCo LLC. American Reality Capital Global Trust Inc (Maryland) (the REIT)holds 99.9 % of the shares in American Reality Capital Global Operating Partnership LP as a General Partner. The Special Limited Partner, American Reality Capital Global Special Limited Partnership LLC (Delaware) holds the remaining 0.1 % in American Reality Capital Global Operating Partnership LP.

A shareholder loan will be given by ARC Global HoldCo LLC to the Borrower

The Borrower and the Shareholder are hereinafter referred to as Group Companies and, together with the Borrower, as Group.

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1.6.	Finance Documents

This Agreement, the Security Agreements and the Hedging Agreement shall hereinafter be referred to as the Finance Documents.

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2.	Definitions

In this Agreement the following terms are defined on the pages indicated:

Advance	7

Agreement	1

Asset Manager	3

Availability Period	7

Bank	1

Borrower	1

Business Day	8

Business Plan	45

Calculation Date	22

Calculation Period	22

Cash Sweep	29

Collateral Assets	3

Compensation Amount	11

Conditions Precedent	15

Contributed Equity	7

Default Interest	10

Drawdown Date	8

Drawdown Request	7

Duty of Care Agreement	44

EONIA Rate	32

Escrow Account	25

Event of Default	29

Facility	7

Final Repayment Date	7

Finance Documents	4

Financial Covenants	22

General Account	25

Group	3

Group Companies	3

Hedging Agreement	9

Initial Valuation	23

Interest Basis	8

Interest Payment Date	9

Interest Period	8

Interest Rate	8

ISC Ratio	22

Land Charge	42

Letting Situation	22

LTV Ratio	23

Margin	8

Material Adverse Effect	17

Operating Expenses	25

Outstanding Amount	8

Payment Default	10

Potential Event of Default	31

Process Agent	36

Projected Interest Service	23

Projected Net Operating Income	22

Property Manager	3

Property Report	20

Purchase Agreement	3

REIT	3

Rental Account	25

Rental Income Waterfall	25

Reports	11

Representations	16

Security Agreements	15

Shareholder	3

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Third-Party Collateral Provider	15

Three Months EURIBOR	8

Total Costs	3

Total Net Rental Income	22

Undertakings	24

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3.	Facility

Subject to the terms and conditions of this Agreement, the Bank grants to the Borrower a loan facility in the total amount of the lower of

(a)	€ 10,600,000 (ten million sixhundred thousand Euros);

(b)	The amount which results in a LTV of maximum 50% (fifty per cent) on the basis of the Initial Valuation

(hereinafter referred to as the Facility).

4.	Purpose

(a)	The Facility is provided exclusively for the Borrower and for the sole purpose of of partially financing the acquisition of the Collateral Asset.

(b)	The Borrower has to provide appropriate proof of its use of funds at any time when so requested by the Bank without undue delay. The Bank is not obliged to monitor and verify the utilization of the Facility.

5.	Term

The term of the Facility shall expire on the earlier of (i) 5 years after the Drawdown Date and (ii) 31 January 2019, on which date all amounts outstanding under the Facility have to be repaid. The date of expiry is referred to as the Final Repayment Date.

6.	Availability

(a)	The Facility may be drawn down until the date following two months after the signing of this Agreement (the Availability Period) provided that the Conditions Precedent have been satisfied in full.

(b)	Any amounts not drawn by the end of the Availability Period shall be automatically cancelled.

7.	Equity Contribution

Prior to the first Drawdown Request the Borrower shall provide evidence to the satisfaction of the Bank regarding the receipt of contributions in an amount equal to the difference between the Total Costs and the Facility (the Contributed Equity). At the discretion of the Borrower, these funds may take the form of cash equivalent contributions or subordinated shareholder or affiliate loans.

8.	Utilization

(a)	Subject to the terms of this Agreement and upon the prior satisfaction of the Conditions Precedent set forth in ANNEX 5 "CONDITIONS PRECEDENT” the Facility may be drawn in one Advance.

(b)	The Advance shall require an irrevocable drawdown request signed by the Borrower in accordance with ANNEX 2 "DRAWDOWN REQUEST" (the Drawdown Request).

(c)	The Drawdown Request may only be delivered to the Bank by the Borrower once the Bank

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has confirmed the satisfaction of the Conditions Precedent.

(d)	The disbursement will occur on the date specified by the Borrower in accordance with the limitations specified above (the Drawdown Date), provided that the Drawdown Request has been received by the Bank at the latest at 10:30 a.m. 3 (three) Business Days prior to the requested Drawdown Date and the Drawdown Date is a Business Day. A Business Day shall be regarded any day on which banks in Munich are open for ordinary business and payments denominated in Euros can be settled in TARGET2 ("Trans-European Automated Real-Time Gross Settlement Transfer 2").

(e)	With prior written notice, the Bank may set-off identified due claims against the Borrower's drawdown claims on the Drawdown Date. These due claims particularly include without limitation the Arrangement Fee according to Section 12.1 and other fees and costs payable by the Borrower.

(f)	The drawings made by the Borrower under the Facility and not yet repaid or prepaid shall be referred to as the Outstanding Amount.

9.	Interest

9.1.	Interest Periods

(a)	The time period for which a fixed interest rate is agreed upon with regard to the Facility is hereinafter referred to as an Interest Period.

(b)	The Interest Periods of the Facility (with the exception of the first and the last Interest Period) shall be 3 (three) months.

(c)	The first Interest Period shall begin on the Drawdown Date (inclusive) and shall end at the end of the day before the following Interest Payment Date. If an amount is drawn by way of transfer to a third party (e.g. to a credit institution to be redeemed or to a notary), the respective amount shall be regarded to be drawn down as of the day the debit is booked. Each subsequent Interest Period shall begin on the following Interest Payment Date (inclusive) and end on the next following Interest Payment Date (exclusive), i.e. each subsequent Interest Period follows automatically the last expired Interest Period. The last Interest Period shall end on the Final Repayment Date (inclusive).

9.2.	Interest Rate

(a)	A fixed, nominal interest rate is hereby agreed upon for each Interest Period. The Interest Rate for each Interest Period is the sum of the Three Months Euribor for the applicable Interest Period (“Interest Basis”) and the Margin and is expressed as an annual interest rate.

(b)	Margin means 165 bps p.a. (one hundred sixty five basis points per annum). The Margin includes all funding costs (other than Three Months EURIBOR) of the Bank.

(c)	Three Months EURIBOR means the EURIBOR percentage rate per annum, applicable for a 3 (three) months period as determined by the Banking Federation of the European Union which appears on Reuter’s page “EURIBOR 01” or if such page is replaced or service ceases to be available, such other page or service as may replace such page or which is agreed upon by the Bank and the Borrower. If there is no publication, or an obviously deficient publication, in the REUTERS system, then the Bank shall use another comparable source of information for calculating the Interest Rate (in particular the Bloomberg page

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"GPGX 509 8 1 EBF"). If no such page or service is available, then the Bank shall determine the Interest Rate according to Section 315 BGB ("BGB" means “Bürgerliches Gesetzbuch” - the German Civil Code), at its own equitable discretion, with corresponding application of the criteria established above.

(d)	For the first and last Interest Period the Interest Basis shall be - as the case may be -determined via interpolation.

(e)	In case of a deficient publication, the Bank is entitled and/or obliged to make a subsequent Interest Rate-adjustment.

(f)	The Interest Rate shall be determined as the relevant rate published on the relevant page or service on the second preceding Business Day before the Drawdown Date or before each Interest Payment Date for all following Interest Periods.

(g)	The Bank shall inform the Borrower of the Interest Rate determined in this way via telefax or email.

9.3.	Interest Payment Date

(a)	Interest shall be payable quarterly in arrears on 10 January, 10 April, 10 July and 10 October of each calendar year (each of such dates referred to as an Interest Payment Date) until and including the Final Repayment Date. The first Interest Payment Date shall be 10 April 2014.

(b)	If an Interest Payment Date falls on a day which is not a Business Day, such Interest Payment Date will be on the next following Business Day in that calendar month (if there is one) or on the first preceding Business Day (if there is not) and any interest shall accrue and be payable up to that date.

9.4.	Calculation of Interest

(a)	Interest shall accrue on the Outstanding Amount at the Interest Rate during each Interest Period.

(b)	Interest shall be calculated according to the “EURIBOR 360 Method”, i.e. interest shall accrue on the basis of the actual number of days elapsed in any Interest Period and on the basis of a 360- (three hundred and sixty) day year (actual/360).

9.5.	Limitation of Interest Exposure

(a)	Prior to the first Drawdown Date the Borrower is obliged to enter into a Hedging Agreement for 100% (onehundred percent) of the Facility which limits the interest exposure (excluding the Margin) for the Facility at or below 1.75 % p. a. (one point seventy five percent per annum) until the Final Repayment Date (inclusive).

(b)	The following are to be considered as a Hedging Agreement satisfactory to the Bank: Hedging arrangements (such as interest rate swap or cap agreement or other financial derivatives or a combination thereof) on the basis of the ISDA ("International Swaps and Derivatives Association") master agreement or the German Framework Agreement (“Deutscher Rahmenvertrag – DRV”).

(c)	The Hedging Agreement to be stipulated shall be maintained until the Final Repayment Date.

(d)	The Hedging Agreement shall be concluded between the Borrower and a third party hedging counterpart on an unsecured basis. The rating (short term/long term) of such hedging

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counterpart needs to be (at least) the following: “F1/A” by Fitch, “P-1/A2” by Moody’s and/or “A-1/A” by Standard & Poor’s.

(e)	All rights and claims under such Hedging Agreement have to be pledged to the Bank.

10.	Default Interest

10.1.	Timeliness of Payments

The day of receipt of the respective monies on the respective bank account (and not the day on which the payment is made or transferred) shall be decisive for punctual payment.

10.2.	Occurrence of Payment Default

The Borrower is in Payment Default, even without prior notice, if it fails to pay or makes incomplete payment of any amount payable by it under the Finance Documents on its due date.

10.3.	Default Interest

(a)	If the Borrower is in Payment Default, the Bank may charge Default Interest on the overdue amount calculated on the legal interest rate on arrears, amounting to 5 (five) percentage points above the basis interest rate on an annual basis announced by Deutsche Bundesbank for the duration of the arrears.

(b)	If the Borrower completely or partially fails to pay the Default Interest, the Bank may, after giving prior notice to the Borrower, charge further Default Interest on the overdue Default Interest, as further damage compensation, calculated on the legal interest rate on arrears (5 (five) percentage points above the base interest rate on an annual basis announced by Deutsche Bundesbank); further Default Interest on such overdue Default Interest may only be charged 3 (three) months after the last notice.

(c)	The Bank is entitled to claim indemnification caused by delay in an amount exceeding the legal interest rate on arrears. The Borrower is entitled to prove lesser damage.

11.	Repayment / Prepayment

11.1.	Repayment

(a)	During the term of the Facility no regular amortization is foreseen.

(b)	On the Final Repayment Date the Borrower has to repay the Outstanding Amount together with all accrued and unpaid interest thereon and any other payments owed by the Borrower to the Bank under or in connection with the Finance Documents to the Bank.

11.2.	Prepayments

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11.2.1.	Voluntary Prepayments

(a)	The Borrower is entitled to prepay voluntarily the Facility in whole or in part at any Interest Payment Date subject to Section 12.2 (“Prepayment Fee”). If the Borrower prepays the Facility in whole or in part on a different day than an Interest Payment Date, the prepayment is furthermore subject to the payment of prepayment costs according to Section 22.2 (“Prepayment Costs”).

(b)	In case of partial prepayment of the Facility, the prepaid amount shall be at least € 1,000,000 (one million Euros).

11.2.2.	Partial Prepayments in Case of Disposal of the Collateral Asset and Warranty Claims

The Borrower is obliged to prepay the Facility under the following conditions, without a termination of the Facility being necessary:

(a)	Disposal of Collateral Asset

(i)	In case of the disposal (asset or share deal) of the Collateral Asset, the Outstanding Amount must be prepaid in one amount, subject to the payment of prepayment costs according to Section 22.2 (“Prepayment Costs”) and a prepayment fee according to Section 12.2 (“Prepayment Fee”).

(ii)	The Borrower shall instruct the buyer of the Collateral Asset (or the shares in the Borrower) to effect payments of the purchase price for the Collateral Asset (or the shares in the Borrower) to the Escrow Account only. The surplus (if any) to the prepayment amount under (i) will be paid out to the Borrower on the next Interest Payment Date which follows the disposal.

(b)	Asset related Warranty Claims and Damage Compensation

(i)	If the Borrower - in relation to the Collateral Asset - is entitled to warranty claims, damage compensation or other payment claims with respect to the Collateral Asset, and such claims exceed an amount of € 100,000 (one hundred thousand Euros) against a third party (such as the seller), the Facility shall be repaid in the corresponding amount resulting from these claims at the first Interest Payment Date after payment by the respective debtor, such an amount hereinafter being referred to as Compensation Amount.

(ii)	If the Borrower is entitled to any damage compensation or other payment claims under any Reports issued with respect to the Collateral Asset and such claims exceed an amount of € 100,000 (one hundred thousand Euros) against a third party, the Facility shall be prepaid in the corresponding amount resulting from these claims at the first Interest Payment Date after payment by the respective debtor. Reports means all legal, tax, technical or valuation reports or papers which have been issued to the Group.

(iii)	If any insurance amount is paid according to the insurance requirements for restoring the insured Collateral Asset (nach den Versicherungsbestimmungen zur Wiederherstellung des versicherten Gegenstandes bezahlt), such Compensation Amount shall repay the Facility at the first Interest Payment Date after payment of such amount by the respective insurance company, unless (i) the Borrower demonstrates his binding decision to restore the Collateral Asset within a period of 3 (three) months after the occurrence of the respective damage event and (ii) the appropriate utilization of the insurance amount is evidenced without undue delay in the course of the restoring. The period of three months set out before may be extended by the Bank upon application of the Borrower by another 3 (three) months if e.g. the technical nature of the building or the necessity for external involvement for the assessment of the situation requires

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such extention.

(iv)	The Borrower shall inform the Bank without undue delay as soon as the Borrower becomes aware of circumstances that could trigger a partial prepayment under this Section 11.2.2 (b) ("Asset related Warranty Claims and Damage Compensation"). All amounts payable to the Borrower under paragraphs (i) through (iii) shall be paid to the Escrow Account.

(v)	The Borrower shall instruct the third party debtors that any amounts which have to be used for a partial prepayment under this Section 11.2.2 (b) ("Asset related Warranty Claims and Damage Compensation") have to be paid into the Escrow Account. The Bank is entitled to transfer such monies standing to the credit of the Escrow Account into the respective credit account on each Interest Payment Date.

11.2.3	General Rules for Voluntary and Partial Prepayments

(a)	The Borrowers must notify the Bank of each prepayment pursuant to this Section 11.2 (“Prepayments”) in writing not less than 10 (ten) Business Days in advance and must include (i) any and all accrued and unpaid interest on the amounts repaid or prepaid, plus (ii) additional commissions, fees and expenses. The Borrower is not entitled to reborrow all or part of the Facility which is prepaid.

(b)	Any legal right of the Borrower to a prepayment of the Facility according to Section 490 par. 2 BGB remains unaffected.

(c)	If, due to a repayment or prepayment, a Financial Covenant and/or an Undertaking is not complied with, the Bank may require additional prepayments necessary to remedy the violation of the Financial Covenants or the Undertaking.

12.	Fees and Costs

12.1.	Arrangement Fee

For the arrangement and commitment of the Faciltiy the Borrower shall pay a flat up-front fee to the Bank of € 79,500 (seventy nine thousand five hundred Euros). This fee is due and payable upon the date of this Agreement and may be deducted from the first Advance.

12.2.	Prepayment Fee

(a)	The Borrower shall pay a prepayment fee in the amount as set out in the following table:

Period from Drawdown	Prepayment Fee (expressed as a percentage of the amount to be prepaid)
Year 1	1.00%
Year 2	0.75%
Year 3	0.5%
Thereafter	0.25%

(b)	The prepayment fee shall be due and payable together with the prepaid amount.

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(c)	The Prepayment Fee does not apply to prepayments in case of:

(i)	a prediscussed deleverage from the Ultimate Shareholder, by utilization of a corporate credit line, following the Planned IPO, taking the LTV of the Facility to appr. 25 % LTV;

(ii)	prepayments pursuant to Section 11.2.2 (b); or

(iii)	the Borrower curing a breach of a Financial Covenant.

12.3.	Other Expenses

The Borrower shall pay to the Bank all reasonable external fees, costs and expenses (including without limitation legal fees and valuation costs), plus VAT if applicable, associated with the financing hereunder including - but not limited to - costs in connection with the enforcement or the preservation of any rights under the Finance Documents.

Prior to any professionals being instructed, estimates of fees/costs are to be obtained by the Bank and to be advised by the Borrower and where possible, cap amounts are to be mutually agreed, unless (i) an l Event of Default has occurred and is continuing or (ii) such advice/mutual agreement is not economically reasonable (zumutbar) for the Bank or (iii) the relevant document has been requested by the Borrower.

13.	Tax Gross up and FATCA-Compliance

13.1.	Withholding Tax Deductions

If the Borrower is obligated, with respect to amounts that are to be paid to the Bank according to this loan agreement, to undertake a deduction or withholding of taxes, dues, official charges or similar burdens of any kind imposed by a governmental authority (collectively, Taxes), then the Borrower shall withhold or deduct such Taxes to the extent required by applicable law. Except as provided below, the Borrower shall increase the amount to be paid to the Bank in such a way, that the Bank receives a net amount that corresponds to the amount that it would have received if such a deduction or withholding had not been required. Within 30 days of withholding or deducting from amounts paid to the Bank (or paying such withheld or deducted amounts to the applicable tax authorities), the Borrower is obligated to present the Bank with verification of the completed payment of the withheld or deducted amounts. The Borrower shall not be required to pay any additional amounts to the bank with respect to the deduction or withholding of the following Taxes:

(a)	Taxes that are precipitated solely by organizational or company-law measures of the Bank (e.g. relocation of business, change of legal form), which are implemented after the closing of this contract,

(b)	in the case of the advent of a new lender, Taxes for which the Borrower had not previously been obligated to pay an increased amount to the Bank hereunder, unless the payment obligation results from a change of the authoritative tax laws or their interpretation by the financial administration and would have led also to a gross-up vis-à-vis the Bank,

(c)	such Taxes that could have been avoided had the Bank taken appropriate and reasonable measures requested by the Borrower,

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(d)	Taxes that would not have been imposed had the Bank complied with its obligations under clause 13.5, or

(e)	Taxes that would not have been imposed had the Bank complied with its obligations under clause 13.6.

13.2.	Indemnity

If the Bank encounters a tax or payment obligation with regard to a payment it made to the Borrower or with regard to an incoming payment made by the Borrower (with the exception of

(i)	Taxes on the proceeds or the income of the Bank,

(ii)	Taxes for which the Bank according to clause 13.1 (Withholding Tax Deductions) has already received compensation, or

(iii)	Taxes for which the Bank would have been compensated under clause 13.1 but for an exception in clause 13.1(a) through 13.1(e),)

the Borrower must indemnify the Bank for such Taxes within ten (10) business days after the time of the Bank's request.

13.3.	Tax Credit

If the Bank subsequently receives a tax credit, tax refund, tax-offset, or a tax deduction that stems from a payment that was increased in accordance with this clause 13 (Tax Gross up an FATCA Compliance), it must pay to the Borrower (insofar as this is possible without prejudice to the payment received by it) the amount of this benefit within ten (10) business days after the receipt thereof to which the Borrower is entitled up to the amount of the tax effect on the Bank. The entitlement is not to be interest-bearing. The Borrower and the Bank shall cooperate with one another in obtaining any tax benefit.

13.4.	Readjustment

If the Bank, pursuant to the abovementioned clause 13.3 (Tax Credit), provides a payment to the Borrower and a governmental authority subsequently determines that the credit or benefit, to which the payment corresponded, (a) did not apply to the Bank, or (b) was disallowed, or (c) could not be fully claimed by it, the Bank shall provide the Borrower with evidence of such determination by such governmental authority. The Borrower must, upon receipt of such evidence, reimburse the Bank for the amount that is required for the Bank to be in the same position in which it would have been if the Bank could have claimed the full amount of the respective credit or benefit.

13.5.	Compliance with the intergovernmental agreement regarding FATCA

The Bank intends to comply with its obligations under the intergovernmental agreement regarding FATCA. For the purposes of clause 13.5,the “intergovernmental agreement regarding FATCA” shall mean the agreement concluded on May 31, 2013 between the Federal Republic of Germany and the United States of America for the facilitation of tax compliance in international circumstances and with regard to the US-American information and registration requirements known as the Foreign Account Tax Compliance Act (or any amended or successor agreement), which the German Bundestag (Federal Parliament) approved on June 27, 2013 and the Bundesrat (Federal Council) on July 5, 2013 along with the approved law for the ratification of the agreement to implement FATCA in Germany, as amended from time to time. The term “FATCA” shall mean Chapter 4 (which currently includes Sections 1471 through 1474) of the U.S. Internal Revenue Code of 1986, as amended

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(the Code), and any current or future regulation or official interpretation thereof. The Bank shall comply with all applicable requirements (including the obligation to notify the appropriate governmental authorities) that are necessary for the Bank to fully comply with the intergovernmental agreement regarding FATCA. The Borrower will provide the Bank with all relevant and necessary information required for compliance with the intergovernmental agreement regarding FATCA and reasonably requested by the Bank that results from the execution of this loan agreement.

13.6.	U.S. Tax Certification

The Bank, on or prior to the date of its execution and delivery of this agreement (and any other lender, on or prior to the date on which such person becomes a lender under this agreement), and prior to any such form or certificate having expired, and promptly upon any such form or certificate having become inaccurate, and from time to time if requested in writing by the Borrower (but only so long as the Bank or such other lender remains lawfully able to do so), shall provide the Borrower with a properly completed and executed Internal Revenue Service Form W-8BEN (or successor form) certifying that (i) the Bank (or such other lender) is the beneficial owner of interest and other amounts received hereunder, and (ii) such interest and other amounts qualify for exemption from U.S. withholding tax pursuant to an income tax treaty to which the United States is a party.

14.	Collateral

(a)	The Borrower shall provide the Bank with the collateral described in ANNEX 3 "COLLATERAL" in separate Security Agreements in line with standard Bank forms.

(b)	If the collateral is not provided by the Borrower, but by a third party – hereinafter referred to as the Third-Party Collateral Provider – the Borrower is obliged to ensure (i) that such collateral is without undue delay and effectively provided by such Third-Party Collateral Provider; and that each Third-Party Collateral Provider not being a Group Company makes the Representations according to Section 16 to the Bank.

(c)	The Borrower and the Bank shall conclude appropriate agreements on the intended purpose of the collateral for the collateral provided. If the collateral is provided by a Third-Party Collateral Provider, the Borrower shall ensure that such provider enters into an appropriate agreement with the Bank on the intended purpose of the collateral. Unless otherwise agreed, the collateral provided serves to secure any of the Bank’s current and future claims to which it is entitled arising out of or in connection with the Finance Documents, including but not limited to the repayment claims following a successful termination of this Agreement or in case a contractual stipulation is void.

(d)	The Borrower shall bear the costs and expenses for providing the collateral.

15.	Conditions Precedent

(a)	The obligation of the Bank to disburse the Advance under the Facility is subject to the conditions precedent listed in ANNEX 4 "CONDITIONS PRECEDENT" (the Conditions Precedent).

(b)	If reference is made to documents or evidence, such documents or evidence shall be presented to the Bank satisfactory in both form and content. Unless agreed otherwise, the documents listed have to be presented to the Bank as originals.

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(c)	The valid execution and existence (Wirksamkeit) of this Agreement is not subject to (aufschiebend bedingt) the satisfaction of the Conditions Precedent.

16.	Representations

The Borrower and each Group Company makes the following Representations as of the date of this Agreement.

16.1.	Incorporation

The Borrower is a duly incorporated company and validly existing; the corporate structure is accurately described in the preamble of this Agreement and in ANNEX 6 "STRUCTURE CHART".

16.2.	Validity of Finance Documents

(a)	The Borrower has the power and authority to enter into and perform the obligations under the Finance Documents and any other agreement related to this borrowing to which it is or will be a party and the transactions contemplated by the Finance Documents and such other agreements.

(b)	No limit on powers of the Borrower will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents.

(c)	The Borrower has not granted or agreed to grant any collateral in favour of third parties, other than the collateral provided or to be provided by the Borrower for the Bank, in accordance with ANNEX 3 "COLLATERAL".

(d)	The Borrower represents that the collateral provided or to be provided in accordance with ANNEX 3 "COLLATERAL" is or will be validly provided and retain their priority status with regard to all other collateral provided.

16.3.	No Breach of Duty

The entry into the Finance Documents is in compliance with the certificate of formation and the LLC agreement of the Borrower and the Group Companies and such entry does not violate any legalor court-imposed prohibitions or restrictions. Upon conclusion of the aforementioned agreements, neither the Borrower nor the Group Companies will be in violation of any binding contracts with third parties, nor has the Borrower or the Shareholder agreed to grant any other party a security interest in the Collateral Asset or the related shareholder loan.

16.4.	No Event of Default

There is no Event of Default outstanding and no circumstances are present that may have a Material Adverse Effect. An effect shall be regarded to be materially adverse if:

(i)	the ability of the Borrower to conduct its business as contemplated in this Agreement and to comply with its material obligations under the Finance Documents;or

(ii)	the financial solvency of the Borrower; or

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(iii)	the validity or enforceability of any Finance Document,

will be materially adversely impaired (Material Adverse Effect).

16.5.	Insolvency

No reasons for insolvency, incapacity to pay, threatened incapacity to pay or over-indebtedness are present either with the Borrower or a Group Company, as per applicable insolvency laws.

16.6.	Information

All documents made available and information provided by the Borrower or a Group Company (also within the course of a due diligence) are based on actual information carefully examined for its correctness and completeness. The documents handed over and information provided include all material information relevant to the credit decision. In particular, this applies to all documents with regard to the current tenant and lease agreements.

16.7.	Financial Statements

The annual financial statements of the Borrower, the Group Companies and the REIT, as well as the budget and the Business Plan have been prepared properly, carefully and correctly.

16.8.	Tax Liabilities

No claims or tax investigations by any tax or social security authority are being conducted against the Borrower, which are likely to have a Material Adverse Effect, or for which no adequate reserves have been allocated by the Borrower. The Borrower has punctually submitted all tax and other relevant statements.

16.9.	Subsidies

The Borrower has not received any subsidies from any government, state or other public authority or agency in violation of national or European Union law.

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16.10.	Arms-Length Principle

The contractual and market relationships amongst the Group are at arms-length and customary to the market.

16.11.	Legal Disputes

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency concerning an amount of more than € 100,000 (one hundred thousand Euros) that has not been notified to the Bank under 17.1(viii) are current, pending or threatened against the Borrower.

16.12.	Pari Passu

The Borrowers’ payment obligations arising from the Finance Documents have at least the same priority as the claims of all of its other unsecured and unsubordinate debt, with the exception of liabilities that have priority under mandatory law.

16.13.	Environment

The Borrower has complied with all material regulations and administrative acts in its control concerning environmental and health protection and workplace safety.

16.14.	Insurance Protection

All operationally essential assets of the Borrower are insured against damage and loss to the degree necessary and customary to the market (as demanded in Section 19.1 (Insurance)). There is an appropriate insurance policy against operational business interruptions and third-party damages. The insurance contracts are in effect and to the Borrower’s best knowledge no cancellation has been threatened. The Bank has to be provided with proof of insurance coverage upon written request.

16.15.	No Negative Development

Since the date of the last annual financial statement of the Borrower no circumstances have arisen that may have a Material Adverse Effect.

16.16.	Collateral Asset

(a)	(i) The Borrower is (i) either the registered owner of the Collateral Asset and his title is, except for already existing non value reducing encumbrances in section II and already existing land charges in section III of the land register (that have to be redeemed at the latest with the disbursement of the Facility and have to be deleted within 15 (fifteen) days in the respective land registers), in no way limited, and it is the sole legal and economic holder of all rights and claims arising out of or in connection with all lease agreements concluded with respect to the Collateral Asset, or (ii) there are effectively registered priority notices of conveyances in the respective land registers in favour of the Borrower and it will become the legal and economic proprietor of the Collateral Asset in consequence of the registration in the respective land registers and will also be the holder of all rights and claims arising out of

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or in connection with all lease agreements concluded with respect to the Collateral Asset and its ownership of the Collateral Asset will not be limited in any way (except for the already existing non value reducing encumbrances in section II). All lease agreements concluded with respect to the Collateral Asset comply with the written form requirement (Schriftformerfordernis), are legal, valid and binding, and the Borrower fulfills all its obligations under or in connection with all lease agreements (apart from issues, which were explicitly disclosed in writing before the closing of this Agreement by reference to this Section 16.16 (Collateral Asset) to the Bank).

(b)	There are no damages to the Collateral Asset which could have an impact on the use or on the value of the Collateral Asset. The Collateral Asset is (i) in good condition (apart from issues explicitly disclosed in writing before the closing of this Agreement by reference to this Section 16.16 (Collateral Asset) to the Bank) and (ii) has no structural defects, flood or surface subsidence damages.

16.17.	Borrower

(a)	The Borrower has no employees nor had any employees in the past.

(b)	The Borrower is not a part of a tax group (Organschaft) in terms of the German Codes on Trade Income Tax (Gewerbesteuergesetz), Corporate Income Tax (Körperschaftssteuergesetz) or Value Added Tax (Umsatzsteuergesetz).

(c)	The Borrower is not a party to a profit and loss agreement.

(d)	The Borrower does not have a permanent establishment in Germany. No material business decisions are taken in Germany.

(e)	The Borrower is a special purpose vehicle with the sole purpose of holding title of the Collateral Asset. The Borrower has not entered into any commitments or financial indebtedness and will not enter into any commitments or financial indebtedness other than (a) commitments which are (i) directly in connection with this Agreement and with the corresponding Security Agreements and (ii) the property and the management of the Collateral Asset and, (b) which, if necessary, were explicitly disclosed in writing before the closing of this Agreement by reference to this Section 16.17 (Borrowers).

16.18.	Repetition

The Borrower and each Group Company will repeat all Representations on the Drawdown Date, and each Interest Payment Date.

17.	Information

17.1.	Disclosure of the Borrower’s Economic Situation

According to German banking supervisory law the Bank is obliged to monitor the current credit risk. Therefore, the Borrower shall provide all information necessary for assessing the economic circumstances of the Borrower and any Third-Party Guarantor that provides personal collateral (such as guarantees), as well as to all risk-relevant circumstances which relate to the Collateral Assets. The Borrower shall also disclose all information of considerable significance to the assessment of the asset and debt structure, as well as to the assessment of the current and anticipated profitability and liquidity of the Borrower, and the profitability

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and creditworthiness with regard to the Collateral Assets.

The Borrower shall - without being requested - provide the Bank with the following documents and information during the agreed time periods:

(i)	(Property Report) A Property Report regarding the Collateral Assets has to be submitted within 6 (six) weeks after the end of each calendar quarter. A Property Report shall include information on (i) up-to-date tenancy schedules containing names of tenants, let area, rent/lease amounts and terms, (ii) the current development of the operating and administrative expenses; (iii) any outstanding rent/lease payments, including the reasons for any arrears in payment; (iv) claimed or announced set-off against rent/lease amounts and/or claimed or announced rent/lease reductions, including the reasons for the (announced) set-offs and/or rent/lease reduction; (v) unused and/or vacant spaces and rooms; (vi) repair or maintenance work to be performed, (vii) changes to the Business Plan and (vii) other events or circumstances with regard to the Collateral Assets that could considerably and detrimentally impact the value of the Collateral Assets.

(ii)	(Annual Financial Statements of the Tenant) As long as Rheinmetall AG is a publicly traded company, annual financial statements of Rheinmetall AGand any ad-hoc notices the Borrower becomes aware of; if Rheinmetall AGceases to be a publiclay traded company, such documents shall be provided on a best efforts basis.

(iii)	(Amendments to Rental, Insurance, Property or Asset Management Contracts) Without undue delay information on any intended amendment to or termination of rental, insurance, property management, or asset management (if any) contracts.

(iv)	(Disposal of Collateral Asset) Without undue delay, information on any intended disposal of the Collateral Asset and delivery of copies of the relevant agreements.

(v)	(Annual and semi-annual Financial Statements) No later than 150 (one hundred and fifty) calendar days after the end of a financial year the (audited, if an audit opinion is legally required or is voluntarily prepared) annual financial statements of the Borrower, profit and loss statement and a cash flow statement of the Borrower for the financial year concerned and as soon as available, the semi-annual financial statements of the Borrower, profit and loss statement and a cash flow statement of the Borrower for the half financial year concerned. If so required and if the preparation of the audited annual financial statement is delayed, the documents have to be submitted preliminary in their temporary form. If the financial statements are unaudited they have to be signed by the Borrower.

(vi)	(Business Plan) No later than one quarter before the end of each financial year a Business Plan and cash flow statement for the following financial year and a report on the compliance with the Business Plan within 6 weeks after the end of the calendar year.

(vii)	(Amendments to the Constitutions / Articles of Association) Without undue delay, information on any intended material amendment to the by-laws or the articles of association of the Borrower or a change in the legal form of the Borrower.

(viii)	(Disputes) Without undue delay information on any disputes (e.g. any litigation, arbitration or administrative proceedings which are current, threatened or pending) concerning an amount of at least € 100,000 (one hundred thousand Euros).

(ix)	(Inspection of the Collateral Assets) The Borrower shall allow any person which is authorized by the Bank in writing, irrespectively of being a Bank employee, to inspect any Collateral Asset during customary business hours, with reasonable prior notice.

(x)	(Other Specific Information) Upon request by the Bank, specific information and documents on legal and actual circumstances with regard to the Collateral Assets, as well

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as on the financial situation of the Borrower and that of any tenants and lessees, if they are available and are reasonably needed by the Bank, so as to be able to verify observance of the conditions of the Finance Documents and recognize future risks early. If such information and documents are not available immediately, the Borrower shall take reasonable measures to obtain them.

(xi)	(Other Occurrences) Information on all other occurrences that may, in the reasonable assessment of the Borrower, be material to the risk assessment such as the expiration of insurance coverage.

17.2.	Financial Information on the Group

Until the complete repayment of the Facility, the Borrower shall inform the Bank regularly on the development of the economic situation of the Group and each individual Group Company and, without being requested, provide the Bank with the following documents and information within the agreed time period:

(i)	(Consolidated Financial Statement) Complete audited and unrestrictedly certified consolidated annual financial statement of American Realty Capital Global Trust, Inc. (REIT)

(ii)	(Individual Financial Statement) Individual annual financial statements of all Group Companies, no later than 150 (one hundred and fifty) days after the end of each financial year.

(iii)	(Loan Termination by another Bank) Without undue delay information if another lender terminates (kündigt) a loan with a Group Company which leads to a negative impact on the financial health of the Borrower.

(iv)	(Changes within the Group) Without undue delay information on all other occurrences and changes within the Group which, in the reasonable assessment of the Borrower, could be of importance. If the information is not to be provided by the Borrower, but by a Group Company instead, the Borrower must procure the delivery of that relevant information.

17.3.	Change of Accounting Principles

In case of any change of its financial year or its balancing approach and assessment method, including the exercise of the voting rights, which is reflected in its annual financial statement, the Borrower shall allow the Bank to instruct an independent auditor to (i) prepare a conversion statement and (ii) explain to the Bank the economic effects of the new methods.

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18.	Financial Covenants

The Borrower has to comply with the following Financial Covenants throughout the term of the Facility:

18.1.	Interest Service Coverage (ISC)

(a)	The Borrower has to maintain an ISC Ratio of at least 200% (two hundred percent) throughout the term of the Facility that is calculated by the Bank as follows:

The ISC Ratio shall be calculated as the ratio between

(i)	the Projected Net Operating Income and

(ii)	the Projected Interest Service

during the current Calculation Period.

(b)	The Bank will calculate the ISC Ratio for the first time before the first drawdown and then on a quarterly basis on the relevant Interest Payment Dates (these dates hereinafter referred to as a Calculation Date). Calculation Period is the period of 12 (twelve) months after a Calculation Date.

(c)	The Projected Net Operating Income shall be

(i)	the Borrower's total net rental income from the Collateral Assets (excluding tenants’ payments for operating expenses) resulting from the relevant tenants’ contractual payment obligations in the Letting Situation during the relevant Calculation Period, as determined in accordance with Sub-Paragraph (d) of this Section (Total Net Rental Income)

less (-)

(ii)	any non-recoverable operating expenses or other non-recoverable expenditures in respect of the Collateral Assets, as well as any other expenditures by the Borrower which are not to be borne by the tenants (e.g. the Borrower's general taxes or other charges or withholdings of a similar nature), as determined in accordance with Sub-Paragraph (d) of this Section during the Calculation Period concerned.

(d)	In particular, when calculating the Projected Net Operating Income, the Letting Situation during the relevant Calculation Period shall be determined as follows:

(aa)	If any rental space in the Collateral Assets is not leased on the relevant Calculation Date and to the extent that there is no a lease agreement with rental payments starting within the Calculation Period, it is assumed that no rental payments are to be expected during the Calculation Period.

(bb)	If during the Calculation Period

(i)	a lease agreement expires or

(ii)	the termination of a lease agreement is legally possible

and there is no subsequent lease agreement available, then it is assumed that there will be no rental payments from the expiry or termination date until the end of the Calculation Period.

(cc)	The assumed receivables on the basis of a lease agreement include both the base rental

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payments as well as, if applicable, any rental amount dependent on turnover. Any turnover-dependent rent to be paid during the Calculation Period is calculated on the assumption that the turnover for the Calculation Period will be equivalent to the turnover achieved during the 12-month period ending one month before the relevant Calculation Date. Payments received for the surrender or an agreement to terminate the lease agreement early are not Projected Net Operating Income.

(dd)	The percentage of all rent shortfalls during the Calculation Period is assumed to be equivalent to the percentage of all rent shortfalls on the Calculation Date, provided the reason for the shortfall continues to exist.

(ee)	For the calculation of the non-recoverable operating expenses, capital expenditures or any other expenditures not to be paid by the tenants for the Collateral Assets and a minimum amount of asset management fees of 14% (fourteen per cent) of the Total Net Rental Income pursuant to section 18.1(c)(i) is assumed, such actual amounts shall be calculated on the basis of the expenses and expenditures actually paid within the previous Calculation Period. However if the Borrower provides satisfactory evidence to the Bank, that any such fees are borne by the Borrower due to planned expeditures then such amounts can be deducted from the Projected Net Operating Income instead of using historic information.

(e)	The Projected Interest Service shall be the aggregate of all interest payments falling due during the Calculation Period under the Facility, taking into account an existing limitation of the interest exposure as a result of a Hedging Agreement.

18.2.	Loan to Value ("LTV")

(a)	The Borrower has to maintain a LTV Ratio of not more than 62.5% (sixty two comma five percent) throughout the term of the Facility, that is calculated by the Bank as follows:

-	The LTV Ratio is the ratio between (i) the Outstanding Amount and (ii) the most recent net market value of the Collateral Asset in aggregate as determined by an independent external appraiser appointed by the Bank. Until and including the first anniversary of the Drawdown Date the LTV Ratio shall be calculated on the basis of the Initial Valuation.

(b)	The calculation of the LTV Ratio takes place on each Calculation Date and then after any new determination of the market value of the Collateral Asset.

(c)	The market value of the Collateral Asset was first determined on 27 November 2013 by an external appraiser (Colliers) (“Initial Valuation”) and set at € 21,400,000 (twenty-one million four hundred thousand Euros).

(d)	The Bank may determine the market value of the Collateral Asset,

(i)	in intervals of 1 (one) year,

(ii)	at any time an event occurs that may, in the reasonable opinion of the Bank, have a material effect on the value of the Collateral Asset; or

(iii)	at any time if the Bank reasonably expects that the new valuation will show that a breach of the LTV Ratio has occured by an independent external appraiser chosen and mandated by the Bank. The appraisal must be based on the definition of the market value according to Section 194 BauGB ("BauGB" means “Baugesetzbuch” - the German Building Law) and Wertermittlungsverordnung and include the mortgage lending value (Beleihungswert).

(e)	The Bank will inform the Borrower about the result of each evaluation. This result will be

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binding to the parties unless Section 319 Par. 1 BGB applies.

(f)	The costs of all valuations shall be borne by the Borrower in respect of para. (d)(i) above and in respect of para. d(ii) and d(iii) where such valuation proves an Event of Default has occurred, in all other circumstances the Bank.

18.3.	Cure Rights

If a Financial Covenant is breached the Borrower may indicate by notifying the Bank without undue delay that it intends to remedy the breach, in which case the Borrower must within 20 (twenty) Business Days from the notification remedy the breach by depositing cash as additional security into the Escrow Account in an amount which, if applied towards prepayment of the Facility, would be sufficient to reduce the Facility such that the relevant Financial Covenant would no longer be in breach; in each case using the proceeds of:

a)	new loans by shareholders, affiliated companies or third parties subject to entering into a subordination agreement (Nachrangvereinbarung); and/or

b)	new equity in the Borrower which does not get applied in prepayment of the Facility.

Subject to Section 20(e), this cure right may not be exercised on more than two consecutive times and more than three times during the overall term of the Facility.

19.	Undertakings

The Undertakings contained in this Section 19 have to be fulfilled by the Borrower and remain in force and effect from the date of this Agreement until the total discharge of all the Borrower's liabilities under the Finance Documents.

19.1.	Insurance

The Borrower

(i)	has to maintain the following insurance policy(ies) with (an) insurance company(ies) satisfactory to the Bank:

-	“All-risk” insurance (covering, among others, fire, storm, or other natural disasters, terrorism and vandalism, in each case at a floating replacement value ("Gleitender Neuwert") for the Collateral Asset including the constructions and improvements thereon up to the replacement costs. Insurance for terrorism may be waived after consultation with the Bank, if, due to the location and situation of the Collateral Asset, a terrorist attack seems unlikely and if such waiver has no negative implications in case of securitization or syndication.

-	Liability insurance in an appropriate amount for damages arising in connection with the ownership and operation of the Collateral Asset;

-	Business interruption insurance against loss of rental income for a period of at least 3 (three) years as a consequence of damages to the Collateral Asset;

(ii)	may not agree to a material change or amendment of the terms and conditions of any insurance agreement which could result in an increase of the premium or in a restriction of insurance coverage;

(iii)	has to duly pay or procure the payment of the insurance premiums;

(iv)	has to deliver to the Bank copies of all insurance policies and agreements and any

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replacements thereof and all material correspondence with the insurance companies without undue delay (e.g. correspondence with respect to the occurrence of any event or circumstance that results in the Borrower having a right to make a claim exceeding € 50,000 (fifty thousand Euros) under any of the insurances).

19.2.	Accounts

19.2.1	Permissible Accounts

(a)	The Borrower may and has to maintain exclusively the following accounts:

(iv)	a Rental Account (i) for the collection of all rent and lease receivables from the Collateral Asset, including payments of ancillary costs from the tenants, as well as any other receivables and (ii) to settle all expenses and other payments in accordance with Section 0 (“19.2.2 Cash Flow Waterfall”).

(v)	an Escrow Account serving to establish a cash reserve and for the purposes agreed upon in this Agreement, and

(vi)	a General Account for the free disposal of the Borrower in accordance with the stipulations in this Agreement.

(b)	The Rental Account and the Escrow Account have to be held with a German bank with a requisite short term rating of at least one of the following: “F1” by Fitch, “P-1” by Moody’s and/or “A-1+” by Standard & Poor’s, or another bank accepted by the Bank. . The Rental Account and the Escrow Account have to be pledged to the Bank creating a first-priority pledge.

(c)	The Borrower has to submit a confirmation of the account holding bank to the Bank, according to which this institution, with regard to the pledged account – for the duration of the pledge to the Bank – (i) waives any set-off and retention rights ("Aufrechnungs- und Zurückbehaltungsrechte") and (ii) a right of lien (e.g. according to its general terms of business) of the account holding bank is excluded and/or subordinated to the Bank’s right of lien. However, a right of lien of the account holding bank may remain in place to the extent it guarantees expenses and fees exclusively related to the account holding as well as amounts not finally credited to the account (e.g. return debit notes).

(d)	The Borrower may not have any accounts other than as set out in paragraph (a) above.

19.2.2	Cash Flow Waterfall

(a)	The Borrower undertakes to ensure that all rental income from the Collateral Asset, including payments of ancillary costs from the tenants, as well as any other receivables by the Borrower are exclusively paid into the Rental Account, unless agreed otherwise in this Agreement.

(b)	The Borrower may disburse the credit balance in the Rental Account, without affecting the Bank’s pledge, on each Interest Payment Date in the following order (the Rental Income Waterfall):

(i)	to settle (i) the expenses necessary for the operation and maintenance of the Collateral Asset excluding any capital expenditures (Operating Expenses); and (ii) taxes due as well as any other public duties due;

(ii)	to the Bank regarding any fees and remunerations due other than interest and principal, in as far as such amounts are not withheld from the drawdown amount;

(iii)	to the Bank regarding interest accrued under the Facility;

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(iv)	to settle any amounts due under the Hedging Agreement;

(v)	to settle capital expenditures due in accordance with the Business Plan (if any);

(vi)	to settle asset management fees up to an amount of 14 % of the Projected Net Operating Income;

(vii)	to the Escrow Account in case of a Cash Trap or Cash Sweep according to Section 20 (Cash Trap / Cash Sweep);

(viii)	for the free disposal of the Borrower (e.g. towards payment of asset management fees over and above fees paid in accordance with (vi)) as long as (i) no Event of Default has occurred and is continuing and (ii) no Cash Trap or Cash Sweep has occurred and is continuing.

19.2.3	Dispositions

a)	Rental Account: The Borrower may dispose of amounts standing to the credit of the Rental Account without the Bank’s consent in accordance with the Rental Income Waterfall set forth under Section 19.2.2 (Cash Flow Waterfall) until revocation of such authority by the Bank. The Bank is entitled to revoke the authority of the Borrower upon the accurance of an Event of Default.

b)	Escrow Account: The Borrower may dispose of the amounts standing to the credit of the Escrow Account only with the Bank’s prior approval, unless the disbursement is used for payments under the Facility in accordance with the Finance Documents.

c)	General Account: The Borrower may dispose of the amounts standing to the credit of the General Account.

19.2.4	Online Access / Account Statements / Direct Debit Authorization

(a)	In case the accounts listed under Section 19.2.1 (Permissible Accounts) above are not held with the Bank the Borrower shall obtain – if technically feasible – an online access to these respective accounts in favour of the Bank. If this is technically not possible, the Borrower shall provide the Bank with monthly account statements regarding these accounts.

(b)	The Bank shall be authorized, without any further consent of, or notification to, the Borrower, to collect any payments due to be made by the Borrower under this Agreement from the Rental Account and the Escrow Account.

19.3.	Borrower’s Company Purpose

The Borrower shall be and has to remain a special purpose company with the sole purpose of holding, managing and operating the Collateral Asset.

19.4.	Borrower’s Administrative Seat

The organization of the Borrower is structured so as to not create a permanent establishment in Germany. This means in particular that no material business decisions are taken in Germany.

19.5.	Measures Requiring Approval

The economic reputation of the Borrower and of the shareholders and the Group as well as

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the trust in the qualification of the Borrower’s management are significant factors for the positive risk assessment of the overall financing project and are thus a significant precondition for granting the Facility. Since a change in any of the aforementioned factors may result in a significant increase of the risk of the Facility or may establish a (partial) risk of a shortfall under the Facility, the execution of the following measures requires the Bank’s prior written consent:

(i)	capital increases and decreases, as well as increases and decreases in reserves by the Borrower;

(ii)	change of control over the Borrower; Control means that any individual or group of individuals Acting together holds, directly or indirectly, more than 50% (fifty percent) of the shares in the Borrower (excluding shares in the company that do not grant any right to a profit or capital distribution beyond a certain amount) and/or of the voting rights or has the possibility to appoint the majority of the members of the management, of the managing board or of the representatives of the shareholders in the supervisory board. Furthermore, a company shall be regarded as controlled directly or indirectly by an individual, if the company is considered in the consolidated annual accounts of that individual consistent with the generally accepted accounting principles of its country of establishment.

Acting together means when individual persons or legal entities coordinate their conduct with regard to the exercise of control or the exercise of voting rights or in any other manner on the basis of an agreement or on any other basis.

The Bank’s consent is deemed to be given for the following measures:

•	a merger of the REIT with another listed or unlisted REIT (either on the level of the REIT or the Shareholder) whereby AR Capital LLC or other group company (group company for the purposes of this section shall be any of the companies mentioned in the Structure Chart) stays in control of the Borrower; or

•	Listing of the currently unlisted REIT on a stock exchange

(the Planned IPO), subject to the prior information of the Bank about the implementation of the Planned IPO and submission of all documents required for the Banks compliance with § 19 II KWG.

(iii)	changes in the management of the Borrower;

(iv)	conversions, mergers, splits and changes in status of the Borrower;

(v)	acquisition of a participation in another company by the Borrower;

(vi)	assignment or sale of the entire or almost the entire business of Group Companies;

(vii)	any material change in the Business Plan, including capital expenditures and material construction works related to the Collateral Asset;

(viii)	any entering into / surrender of / assignment of / amendment to any lease agreement with respect to the Collateral Asset as well as any consent to sub-lease;

(ix)	contracts with officers and shareholders, conclusion, amendment or cancellation of contracts with executives, members of a supervisory board, work councils or shareholders of the Borrower, if the total value of such contracts exceeds € 100,000.00 (one hundred thousand Euros);

(x)	loans to officers, shareholders, executives, members of a supervisory board or work councils of the Borrower;

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(xi)	entering into financial obligations (including loan liabilities as well as the granting of warranties and guarantees) with third parties outside the normal course of business operations, whose total amount exceeds € 50,000 (fifty thousand Euros), provided the Borrower is not obliged to do so under applicable law or administrative or court orders. The Borrower shall inform the Bank without undue delay on any corresponding administrative / court order and take legal action at the Bank’s reasonable request. All costs and expenses arising in the course of or in accordance with such legal actions shall be borne by the Borrower.

Upon the written request by the Bank, the Borrower shall provide detailed information on any of the aforementioned measures or shall procure that the Bank is provided with such information.

The Bank shall grant its consent if no increase of the credit risk is to be expected as a result of the prescribed measures over the remaining term of the Facility and if no negative implications are to be expected in respect of a securitization, the securitizability or a syndication of the loan or any notes emitted in the course of a securitization (in particular regarding a downgrading).

19.6.	Management of the Collateral Asset

(a)	At all times, the Borrower shall maintain the Collateral Asset in good repair and condition and implement all reasonable measures required to preserve the value of the Collateral Asset.

(b)	At all times, the Borrower must to ensure that the services of the Property Manager and Asset Manager or a new property or asset manager are conducted properly at conditions customary to the market.

(c)	The Borrower has to ensure that the Property Manager and Asset Manager have the necessary experience. The Borrower has to ensure that the Asset Manager submits a written Duty of Care Agreement to the Bank.

(d)	The Borrower will provide the Bank without undue delay with an energy pass (Energieausweis) for the Collateral Asset, if and as soon as, during the term of the Facility, a legal obligation to issue such an energy pass is imposed.

(e)	Any conclusion, material amendment, termination or replacement of a property management agreement concluded with the Property Manager and Asset Manager or with a new property manager with regard to the Collateral Asset, as well as any change of use of the Collateral Asset require the Bank’s prior consent, such consent not to be unreasonably withheld.

19.7.	Subordinated Debt

Any facilities granted to the Borrower by third parties (this also includes direct and indirect shareholders of the Borrower) as well as comparable liabilities of the Borrower and interest payments thereon, any dividend payments and distributions on equity shall be subordinated pursuant to a subordination agreement (Nachrangvereinbarung), rights for repayment assigned to the Bank upon the condition that an Event of Default occurs, the Bank intends to enforce its rights under the pledge of shares and declares an assignment of payment rights. The final maturity of such loans shall fall after the Final Repayment Date. No security shall be granted for such facilities by the Borrower.

20.	Cash Trap / Cash Sweep

(a)	If at anytime:

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(i)	the LTV Ratio exceeds 60% (sixty per cent);

(ii)	an Event of Default has occurred and is continuing

(each a Cash Trap Event),

all amounts standing to the credit of the Rental Account – after deduction of any expenses and payment obligations in accordance with the Rental Income Waterfall under No. (i) to No (v). - shall at each Interest Payment Date be transferred from the Rental Account to the Escrow Account (the Cash Trap).

(b)	The Cash Trap shall continue to operate until the Bank confirms to the Borrower that the Cash Trap Event has been remedied or waived by the Bank. The Borrower may cure the Cash Trap Event in the same way as a breach of Financial Covenant.

For clarification: No monies standing to the credit of the Rental Account are subject to free disposal by the Borrower during a Cash Trap; in particular, no distributions to the Borrower’s shareholders are permissible during a Cash Trap.

(c)	Any funds held in the Escrow Account due to a Cash Trap will be released to the Borrower if, for at least two complete Interest Periods, the LTV Ratio has remained below the level defined in paragraph (a)(i) and no Event of Default or Potential Event of Default is continuing. Any release will be limited to such an amount which will not result in a new Cash Trap Event.

(d)	If a Cash Trap Event has continued for at least two full interest periods, then the Bank may at anytime thereafter use any of the funds accumulated due to the Cash Trap to prepay any outstanding amounts under the Facility (the Cash Sweep).

(e)	Any funds standing on the Escrow Account due to a Cash Trap will be taken into consideration for the calculation of the LTV Ratio but not for the calculation of the ISC Ratio.

(f)	Section 21.2 remains unaffected.

21.	Termination

21.1.	Borrower’s Right of Termination

Reference is made to Section  11.2.1. (Voluntary Prepayments). The Borrower's legal rights of termination remain unaffected.

21.2.	Bank’s Right of Termination

Without prejudice to mandatory provisions of law, the Bank has the right to terminate the Facility in whole or in part in case an Event of Default occurs ("aus wichtigem Grund"), i.e. an important reason that makes the continuation of the Facility unacceptable to the Bank, taking the Borrower’s justified interests into account. Particularly the following circumstances constitute an Event of Default:

(i)	(Payment Default) Any failure of the Borrower to make any payment due under this Agreement, where such failure (i) exceeds more than a quarter of the Borrower’s payment obligations owed to the Bank in one year and (ii) continues at least 10 (ten) Business Days after the delivery of a written notice by the Bank of the failure to make such payment and referencing to the right of termination.

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(ii)	(Breach of Financial Covenants) A Financial Covenant is breached and not rectified within 20 (twenty) Business Days after the delivery of a written notice by the Bank also referencing to the right of termination.

(iii)	(Impairment of Economic Circumstances) A material impairment occurs in the Borrower’s economic circumstances or threatens to occur and thus the repayment of the Facility or the satisfaction of any other liability towards the Bank is jeopardized – even when applying any existing collateral.

(iv)	(Change of Control) Any change in the Control of the Borrower (or any part thereof) occurs without the Bank’s prior consent, subject to the Planned IPO as agreed in section 19.5(ii). The parties hereby agree that the continued exercise of Control over the Borrower for the term of the Facility is an inherent basis for the Bank’s decision and therefore, in case of a change in Control – without prior consent – the continuation of the Facility is unacceptable to the Bank, taking the Borrower’s legitimate interests into account.

(v)	(Insolvency) If the Borrower becomes insolvent, i.e. is unable to meet its payment obligations or is over-indebted, or if an application for insolvency proceedings over the Borrower is filed, provided such application is not revoked or refused within 20 (twenty) Business Days after its submission.

(vi)	(Enforcement Measures) The Borrower becomes subject to enforcement measures (“Zwangsvollstreckung”) exceeding an amount of EUR 50,000 (fifty thousand Euros).

(vii)	(Exposure of Collateral) Any collateral stipulated in this Agreement and not waived by the Bank is not established or its validity is or becomes doubtful and such collateral has not been validly established within 20 (twenty) Business Days after the delivery of a written notice by the Bank drawing attention to this fact, or the realisation of any collateral is hindered or jeopardized and at the time no replacement collateral of an equivalent value is provided within the aforementioned time period.

(viii)	(Impairment of Collateral) The value of any collateral granted to the Bank decreases materially and such decrease jeopardizes the repayment of the Facility or the fulfilment of any other payment obligation vis-à-vis the Bank, without the Borrower having offered to the Bank other adequate additional security within 20 (twenty) Business Days after the delivery of a written notice by the Bank drawing attention to the right of termination.

(ix)	(Change of Business) The Borrower extends its business operations contrary to this Agreement (see Section 19.3 (Borrower’s Company Purpose)) beyond the ownership, development, refurbishment, management and operation of the Collateral Asset and activities ancillary thereto or terminates its business operations.

(x)	(Incorrect Information) Any of the Representations or any of the information pursuant to Section 17 (Information) or any other significant information that the Borrower or a Group Company has provided in order to obtain the Facility or to prove observance of its obligations arising from this Agreement is proven to be incorrect or incomplete and therefore misleading.

(xi)	(Information acc. to Section 4 Money Launderung Act) Any of the information according to Section 32 („Information Required pursuant to Sect. 4 Money Laundering Act“) is proven to be incorrect or incomplete or the Borrower has failed to update such information without undue delay upon any change;

(xii)	(Breach of Legal Provisions and/or Administrative Orders) The Bank in maintaining the Facility breaches legal provisions or official orders that are enacted after the conclusion

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of this Agreement.

(xiii)	(Insurance Policies) The Borrower fails to keep in effect the insurance policies that have to be maintained in accordance with Section 19.1 (Insurance) or the insurance coverage is terminated or reduced otherwise or the Borrower fails to pay the insurance premiums.

(xiv)	(Limitation of Interest Exposure) The Borrower fails to satisfy its obligation to enter into a Hedging Agreement according to Section 9.5 (Limitation of Interest Exposure) or a Hedging Agreement entered into in accordance with the agreement under Section 9.5 (Limitation of Interest Exposure) expires.

(xv)	(Material Breach of Contract) The non-fulfilment and continued non-fulfilment of any other obligation set forth in any Finance Document which – given the importance and duration of such violation – has to be regarded as being substantial, if such non-fulfilment is not cured within a period of 20 (twenty) Business Days after the delivery of a written notice by the Bank referencing to the right of termination.

As long as a cure period applicable to the circumstances listed above has not fully elapsed or a formal written notice of an Event of Default by the Bank has not been delivered and therefore an Event of Default has not occurred so far, but the respective circumstance or event has occurred and is continuing after a notice was given to the Borrower, such situation shall constitute a Potential Event of Default.

21.3.	Acceleration / Damages

Following termination, the Outstanding Amount shall become due and payable, including all receivables arising in connection thereof. The Bank may demand immediate repayment of the Outstanding Amount together with any additional payments falling due under this Agreement (including - if applicable- Default Interest and prepayment costs according to Section 22(Indemnification, Prepayment Costs and Prepayment Fee) or any fee letters).

Additionally, at the discretion of the Bank, any Hedging Agreement concluded with the Bank, if any, may be terminated by the Bank.

Any acceleration of the Facility shall in no way affect the validity of this Agreement or the validity of the collateral provided for the Facility. Any delay in exercising the right of termination shall not be regarded as a waiver thereof.

22.	Indemnification, Prepayment Costs and Prepayment Fee

22.1.	Indemnification

The Borrower is obliged to indemnify the Bank against

(i)	all expenses, claims, losses, costs and expenditures (including legal expenses) or liabilities, inclusive of VAT, that arise for the Bank on the basis of a contractual violation by the Borrower; and

(ii)	all expenses and losses that the Bank may have to bear as the result of claims or proceedings against the Borrower in connection with this financing, to the extent such claims, complaints or proceedings are based on improper conduct on the part of the Borrower,

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unless such expenses, losses, costs and expenditures or liabilities are caused by the gross negligence or wilful misconduct of the Bank.

22.2.	Prepayment Costs

a)	If the Borrower

-	completely or partially fails to draw down the Facility, or

-	prepays the Facility partially or completely on another date than an Interest Payment Date having a justified interest ("berechtigtes Interesse") pursuant to Section 490 Par. 2 BGB, or

b)	if the Bank

-	terminates this Agreement in accordance with Section 21.2 (Bank’s Right of Termination),

the Borrower must pay to the Bank prepayment costs in the amount of the difference between (i) the interest payments (inclusive Margin), which the Bank should have received until the next Interest Payment Date and (ii) the amount which the Bank would be able to obtain by placing the prepaid amount on deposit at EONIA-Rate (the EONIA Rate means Euro Over Night Index Average which is fixed by the European Central Bank -"EZB"-) over the relevant period, pursuant to Reuters page “EONIA”. The amount of the prepayment costs shall be discounted to present value using the EONIA-Rate over the relevant period.

As prepayment costs will not accrue for a period exceeding a duration of maximum 3 (three) months minus 1 (one) day, the calculation of the prepayment costs shall not include any spared administration costs or any spared costs for risk.

The Bank has to provide the Borrower with the basis of its calculation of the prepayment costs. The Borrower may prove that the damage to the Bank is actually lower.

23.	Payments

23.1.	Account Relationship

All payments by the Borrower to the Bank shall be effected into an account notified by the Bank to the Borrower.

23.2.	Payment Date

(a)	All amounts to be paid by the Borrower shall be credited to the aforementioned account by the respective due date without any deductions.

(b)	If a payment falls due on a day that is not a Business Day, then the due date is postponed to the next Business Day in the same calendar month or to the immediately preceding Business Day in case that the next Business Day falls in the next month.

23.3.	Exclusion of Set-Off and of Retention Rights

All payments to be made by the Borrower hereunder have to be calculated and be made without (and free and clear of any deduction for) set-off or assertion of retention rights,

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unless such claim of the Borrower is undisputed by the Bank or has been upheld in a final judgement (“unbestritten oder rechtskräftig festgestellt”). To the extent set-off or retention rights may affect cover pool collateral assets in the meaning of the German Mortgage Bond Act (Pfandbriefgesetz) (Deckungswerte im Sinne des Pfandbriefgesetzes), set-off or retention rights of the Borrower shall be excluded.

24.	Assignments and Transfers by the Bank / Exemption from Banking Secrecy

24.1.	Risk Transfer and Securitisation

(a)	The Bank is entitled to transfer partially or fully the economic risk of the loan by way of syndication, securitization or in any other way to

-	another bank;

-	another financial institution;

-	a trustee;

-	a fund; or

-	to another company that issues or acquires loans, securities or other financial values or investments in such a company.

(b)	The transfer of the loan risk may be made in particular by means of credit derivatives, credit sub-participations or the transfer of loans plus associated collateral which in this connection may be assigned or pledged.

24.2.	Assignment and Pledge for Refinancing

The Bank is entitled to assign, pledge or transfer all or any of its claims, rights, benefits and/or obligations under this Agreement plus its related collateral under the Security Agreements to any central bank or other company listed in Section 24.1 (Risk Transfer and Securitisation) for the purpose of diversifying risk or of optimizing its equity structure or for refinancing purposes.

24.3.	Tranching of the Facility

In case of a transfer of the loan risk pursuant to Section 24.1 (Risk Transfer and Securitisation) to a third party and in case of an assignment or pledge for the purpose of refinancing (see Section 24.2 (Assignment and Pledge for Refinancing)), the Bank may divide the Facility into separate tranches and may amend, modify or prioritise such tranches.

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24.4.	Expenses

If not agreed otherwise, all costs and expenses incurred in connection with the transfer of the loan risk and the assignment and pledge of the loan receivables shall be borne by the Bank.

24.5.	Information Transfer

(a)	In case of Section 24.1 (Risk Transfer and Securitisation) and Section 24.2 (Assignment and Pledge for Refinancing), the Bank may disclose any information considered necessary for the execution for these measures to third parties and to the re-financers and to the respective consultants engaged in the audit or review of the recoverability or the clearing of the transfer due to technical, organizational or legal reasons, such as - for example - rating agencies, legal advisors and auditors. The Borrower waives any confidentiality rights and releases the Bank from the duty of secrecy to the extent necessary for it to undertake the above-mentioned measures.

(b)	The Bank shall ensure that any recipients of information will be bound by a confidentiality agreement, to maintain secrecy on all customer-related data and assessments and to make use of the transferred information only to the extent necessary to implement the indicated measures, unless the recipient is already legally obliged to keep such information confidential. The Bank will oblige the recipient of the confidential information to conclude a corresponding confidentiality agreement in case of any further transfer of rights arising from this Agreement or any forwarding of information to other recipients.

24.6.	Borrower's Support

The Borrower and each Group Company shall:

(a)	use all reasonable endeavours to provide assistance (including making available senior management for meetings) to the Bank in connection with any proposed capital markets or similar transaction of the measures described in Section 24.1 (Risk Transfer and Securitization) and 24.2 (Assignment and Pledge for Refinancing) and in respect of any of the Bank's rights under the Facility and will provide all such information as the Bank reasonably considers necessary in connection with any such transaction; and

(b)	use their best endeavours to comply with all requests for information necessary to enable a Bank to comply with the listing rules of any stock exchange or of any other relevant regulatory body that may become applicable as a result of any such transaction.

25.	Assignments and Transfers by the Borrower

The Borrower may not partially or fully assign, transfer or pledge its claims, rights, benefits and obligations arising under this Agreement without the Bank’s prior written consent.

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26.	Statute of Limitation

Except for claims for damages, all claims arising out of or in connection with this Agreement shall become time-barred after a period of 5 (five) years since the date of the claims becoming due, regardless of whether the circumstances establishing the claims or of the person being obligated under such claims have been known or should have been known (grob fahrlässige Unkenntnis) to the claimant. Claims for damages arising out of or in connection with this Agreement shall become time-barred according to the statutory provisions.

27.	Place of Jurisdiction, Place of Performance, Applicable Law and Language of Contract

(a)	All disputes arising out of or in connection with this Agreement or resulting out of any violation or termination thereof shall be finally settled by the regional court of Munich I (Landgericht München I). The Bank may also commence proceedings in other courts in whose area of jurisdiction assets of the Borrower are located. Mandatory places of jurisdiction remain unaffected by this rule.

(b)	The place of fulfilment is Unterschleißheim.

(c)	This Agreement is subject to and must be interpreted according to the laws of the Federal Republic of Germany.

(d)	The language of this Agreement is English. The language of the Security Agreements is German. In the event of a conflict or inconsistency between the English wording and a German term referred to as a translation in this Agreement, the German version shall prevail.

28.	Written Form

This Agreement may not be supplemented, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the parties hereto. This also applies for the amendment, change or waiver to this Section 28 (Written Form).

29.	Communication and Service of Process

29.1.	Communication

All communication in connection with this Agreement shall be in writing. To comply with this written form requirement, transfer via fax is sufficient. This also applies to e-mails, provided that the addressee confirms receipt to the sender. The parties’ contact details for each and all communication and documentation in connection with this Agreement are

(a)	For the Borrower:

E-Mail:	graydon.butler@moorparkcapital.com

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Attention:	Graydon Butler

Moor Park Capital Partners LLP

37-38 Margaret Street

London W1G 0JF

(b)	For the Bank:

E-Mail:	michael.kadel@pfandbriefbank.com

Attention:	Michael Kadel

Any change in the above contact details has to be communicated to the other parties within 5 (five) Business Days prior to the change becoming effective.

29.2.	Service of Process

The Borrower hereby irrevocably appoints

Mr. Guido Hoffmann____________________________________

Address c/o Heuking Kühn Lüer Wojtek, Georg-Glock-Straße 4, 40474 Düsseldorf

(hereinafter referred to as the Process Agent) as its agent under this Agreement for service of process ("Zustellungsbevollmächtiger" according to Section 171 ZPO) in relation to any correspondence or proceedings before a German court arising out of or in connection with this Agreement, a Security Agreement or any other Finance Document. The Process Agent accepts the appointment as agent for service of process. The Borrower agrees that failure by the Process Agent to notify the Borrower of the process will not invalidate the proceedings concerned.

The power of attorney may only be revoked if a new process agent is appointed at the time of revocation.

This Section 29.2 does not affect any other method of service allowed by law.

30.	Severability Clause

Should any provision of this Agreement in whole or in part be or become invalid, void or unenforceable, for whatever reason, the remaining provisions shall remain effective. In such an event, the parties shall replace the provision that is wholly or partially invalid, void or unenforceable with a valid provision which comes as close as possible to the invalid, void or unenforceable provision with regard to purpose and economic considerations, in particular with respect to the security intended to be granted by such provision or statement. This applies in the same way if it should subsequently transpire that this Agreement contains gaps.

31.	Value-Added Tax (VAT)

The VAT identification number of the Bank is

DE 811 223 976

according to Section 4 No. 8 a) of the German Sales Tax Act( "Umsatzsteuergesetz"), any sales arising from the granting and brokerage of loans are free of VAT.

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32.	Information Required pursuant to Sect. 4 Money Laundering Act

The Bank is legally obliged to identify and document in writing the below information. The Borrower is legally obliged to provide the Bank with all necessary information and to update this information (Section 4 par. 6 GwG (Money Laundering Act)).

Information concerning the Beneficial Owner(s)

Beneficial Owner means the individual person who is the ultimate shareholder or owner of the Borrower or who is controlling the Borrower and who has directed the Borrower to take out the loan under this Agreement. In case the Borrower is a legal entity ownership and/or control are assumed if an individual person is holding directly or indirectly more than 25% (twenty-five percent) of the shares or the voting rights.

If the Borrower is a company which is officially listed at a stock exchange market according to Section 2 par. 5 WpHG (Securities Trade Act) the identification of the Beneficial Owner is not mandatory. The same applies (i) with respect to companies which are listed at markets outside the scope of Section 2 par. 5 WpHG, but have equivalent requirements with respect to transparency of voting rights; and (ii) in cases according to Section 5 par. 2 GwG (Money Laundering Act).

32.1.	Acting on Instruction

The Borrower hereby declares:

☐	I am acting in my own economical interest and am not instructed by a third party. I am especially not acting as trustee for a third party.

☐	I am acting on instruction of the following individual or legal person. In case the Borrower is acting on instruction of a legal person further details with respect to ownership and controlling structure have to be stated analogous to Section 32.2.

Name and address of the person / company on whose instruction the borrowing is made:

The applicable option has to be marked. Any change in the information in this section has to be reported to the Bank without undue delay in writing.

32.2.	Further Details with respect to Ownership and Control of Legal Entities as Borrower

The Borrower

☐	is listed at (i) a market within the meaning of Section 2 par. 5 WpHG, or (ii) a market outside the scope of Section 2 par. 5 WpHG, having equivalent requirements with respect to transparency of voting rights.

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Emporium / Market Segment	Stock Exchange / Member Code

is a public authority within the meaning of Section 5 par. 2 no. 4 GwG.

is a credit institution or other entity within the meaning of Section 5 par. 2 no. 1 GwG.

has no identifiable beneficial owner. No individual person is directly or indirectly holding more than 25 % of the shares and/or voting rights in the Borrower.

is not subject to the aforementioned exceptions. Beneficial owner within the meaning of Section 1 par. 6 GwG is/are the following individual / legal persons:

Name and surname	Amount of holding / voting rights - direct / indirect -	Further identification details as e.g. address

Further details with regard to the ownership and controlling structure of the Borrower:

see Attachment

Any change in the information in this section has to be reported to the Bank without undue delay in writing.

33.	Additional Conditions

(a)	In addition to the contractual stipulations agreed to in this Agreement, the Bank’s General Terms of Business as attached to this Agreement as ANNEX 7 apply.

(b)	In case of any conflict between the provisions of this Agreement and the Bank’s General Terms of Business, the provisions of this Agreement shall prevail.

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34.	Signatures

Unterschleißheim, 17 December 2013

/s/ Athina Chawale	/s/ Sebastian Vetter

Deutsche Pfandbriefbank AG

(Athina Chawale)	(Sebastian Vetter)

New York, 17 December 2013

/s/ Jesse C. Galloway

ARC RMNUSGER01 LLC

( ) Jesse C. Galloway	( )
Authorized Signatory

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35.	Annex 1 "Collateral Asset"

Amtsgericht Neuss

Grundbuch von Neuss

Blatt 4003

Gemarkung Neuss

•	lfd. Nr. 27 im Bestandsverzeichnis Flur 59, Flurstück 121, Leuschstraße 1, groß 380 m²

•	lfd. Nr. 33 im Bestandsverzeichnis Flur 59, Flurstück 134, Leuschstraße 1, groß 2.369 m²

•	lfd. Nr. 39 im Bestandsverzeichnis Flur 59, Flurstück 143, Leuschstraße 1, Alfred-Pierburg-Straße 1, groß 11.410 m²

•	lfd. Nr. 47 im Bestandsverzeichnis Flur 59, Flurstück 195, Alfred-Pierburg-Str. 1, groß 17.387 m²

•	lfd. Nr. 48 im Bestandsverzeichnis Flur 59, Flurstück 144, Leuschstraße 1, groß 2.100 m²

•	lfd. Nr. 49 im Bestandsverzeichnis Flur 59, Flurstück 194, Leuschstraße 1, groß 3.011 m²

•	lfd. Nr. 63 im Bestandsverzeichnis Flur 59, Flurstück 187, Leuschstraße, groß 267 m ²

•	lfd. Nr. 65 im Bestandsverzeichnis Flur 59, Flurstück 133, Gladbacher Straße 477, groß 2.961 m²

•	lfd. Nr. 66 im Bestandsverzeichnis Flur 59, Flurstück 63, Leuschstraße 11, groß 3.113 m²

•	lfd. Nr. 67 im Bestandsverzeichnis Flur 59, Flurstück 193, Leuschstraße, groß 447 m²

•	lfd. Nr. 68 im Bestandsverzeichnis Flur 59, Flurstück 192, Leuschstraße, groß 2.511 m²

•	lfd. Nr. 69 im Bestandsverzeichnis Flur 59, Flurstück 191, Leuschstraße, groß 733 m²

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36.	Annex 2 "Drawdown Request"

[Borrower’s letter head]

Via Fax: 00 49 89 2880 […]

Deutsche Pfandbriefbank AG

[…]

Freisinger Straße 5

85716 Unterschleißheim

Germany

Dated:                [*insert date]

Reference:  _______________________________

Dear Sirs,

We refer to the Loan Agreement dated […], made between […] as Borrower, and Deutsche Pfandbriefbank AG as Bank, which shall include any amendments to it in force from time to time, and wherein terms defined therein shall have the same meaning herein,

We hereby irrevocably issue this Drawdown Request:

For an amount of:	[*insert amount]

For payment on the Drawdown Date:	[*insert date]

To be paid to:	[*insert beneficiary]

With reference:	[*insert reference (if any)]

We explicitly repeat all representations made in Section 16 of the Loan Agreement and confirm that these representations are valid and true as of the date of this drawdown request.

Yours faithfully

_______________________________________

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37.	Annex 3 "Collateral"

37.1.	Land Charge

A comprehensive uncertificated land charge ("Gesamt-Buchgrundschuld") in the amount of € 10,600,000.00 (ten million six hundred thousand Euros) plus 18% (eighteen percent) interest p.a. (the Land Charge) has to be registered in favour of the Bank on the Collateral Asset, with submission by the relevant owner(s) to the immediate foreclosure on the Collateral Asset in relation to the payment of a final partial amount of 20% (twenty percent) of the Land Charge in accordance with Section 800 of the German Code of Civil Procedure (“Zivilprozessordnung” – “ZPO”) and, in addition, submission by the Borrower personally to the immediate foreclosure in relation to its entire assets in the amount of 20% (twenty percent) of the Land Charge.

The following rights or encumbrances may rank prior to the Land Charge in section II and III of the respective land register:

Section II: no rights reducing the value of the Collateral Asset;

Section III: none.

Furthermore, the Bank is to be provided with a notarized power of attorney ("beurkundete Vollmacht") by the relevant owners of the Collateral Asset authorizing the Bank at its request (i) to submit the relevant owners of the Collateral Asset to the immediate foreclosure on the Collateral Asset in the amount of 80% (eighty percent) of the Land Charge, without the need for the separate consent of the Borrower and at its expense in justified cases, in accordance with Section 800 ZPO and (ii) to submit the Borrower personally to the immediate execution in relation to its entire assets in the amount of 80% (eighty percent) of the Land Charge.

37.2.	Assignment of Claims to Restitution with respect to Prior or Pari Passu Ranking Land Charges ("Abtretung von Rückgewähransprüchen")

In case of present or future land charges ranking prior or pari passu to the Land Charge the following claims have to be assigned to the Bank, also in case of a future origination or a reassignment of the claims:

-	the claims on reassignment ("Rückgewähransprüche") of prior ranking or pari passu land charges and parts of land charges including interests and ancillary rights as well as claims on issuance of a deletion declaration, of a release declaration, of a non-disbursement declaration and the claims on disbursement of a surplus following execution proceedings;

-	in case of certified land charges the claim on delivery of the relevant land charge certificates or on submission of the relevant land charge certificates to the respective land registers for generating partial land charge certificates;

-	the claims on retransfer of the claims to reassignment in case of the aforementioned claims being assigned otherwise.

The respective obligors of the assigned claims to restitution ("Rückgewähransprüche") are authorized to provide information to the Bank with respect to their contents and extent, especially regarding the amount of the receivables secured by the respective land charges. The Bank may demand the issuance of all declarations necessary for the fulfillment of the aforementioned assigned claims.

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37.3.	Assignment of Rights and Claims under Lease Agreements

All existing and future receivables under the lease agreements and all future lease agreements with regard to any part of the Collateral Asset shall be assigned to the Bank. A tenant and/or sub-tenant may be notified of the assignment at any time.

37.4.	Pledge of Shares

All shares in the Borrower shall be pledged to the Bank according to the laws of Delaware. This pledge has to be notified to the Borrower and confirmed by the Borrower. The execution of voting rights remains with the shareholders.

37.5.	Assignment of Rights and Claims under Insurance Policies

All existing and future receivables of the Borrower under existing insurance policies or furure insurance policies with regard to the Collateral Assets as described in Section 19.1 (Insurance) shall be assigned in favour of the Bank, with notification to all insurance companies.

37.6.	Pledge of Accounts

The Rental Account and the Escrow Account to be set up shall be pledged in favour of the Bank. This pledge has to be notified to the respective account holding bank and has to be confirmed by it.

37.7.	Assignment of Rights and Claims under the Purchase Agreement

All existing and future payment claims under the Purchase Agreement (incuding warranty and repayment claims) shall be assigned to the Bank. The assignment may be notified to the seller at any time.

37.8.	Assignment of Rights and Claims under Sales Contracts

All existing and future purchase price claims from sale contracts concluded or to be concluded in case of the disposal of the Collateral Assets by the Borrower (in particular purchace price and warranty claims) and from sales contracts concluded or to be concluded in case of the disposal of any shares in the Borrower (in particular purchase price and warranty claims) shall be assigned to the Bank. In the sales contracts the Borrower or shareholder shall inform the respective purchaser of the assignment and shall instruct it to pay the purchase price to the Escrow Account. The assignment may be notified to the purchaser at any time.

37.9.	Assignment / Pledge of Rights under Hedging Agreements

All existing and future rights under any Hedging Agreement to be entered into by the Borrower shall be assigned respectively pledged in favour of the Bank with notification to and confirmation by the hedging counterparty (if applicable).

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37.10.	Assignment of Rights and Claims under Property and Asset Management Agreements

All existing and future receivables under the existing Property and Assetmanagement agreements and all future new property management agreements with regard to the Collateral Asset or any part thereof shall be assigned to the Bank with notification to the Property Manager and AssetManager.

37.11.	Assignment / Pledge of Rights under Shareholder Loan Agreements

All existing and future rights under shareholder loan agreements to be entered into by the Borrower shall be assigned respectively pledged in favour of the Bank.

37.12.	Duty of Care Agreement

The Asset Manager shall enter into a Duty of Care Agreement with the Bank.

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38.	Annex 4 "Conditions Precedent"

The obligation of the Bank to disburse the Facility is subject to the fulfilment of each and all of the respective Conditions Precedent listed below. If reference is made to documents or evidences, such documents or evidences shall have been presented to the Bank and have to be in form and substance reasonably satisfactory to the Bank prior to any Drawdown Date. If not specified otherwise, documents have to be delivered as originals.

38.1.	Collateral

CP 1	Certified copies of the land register excerpts (Grundbuchauszüge), dated not earlier than fifteen (15) Business Days before the Drawdown Date providing evidence of first-ranking registration of the Land Charge including submission to immediate foreclosure. Land register excerpt needs to show that seller stipulated in the purchase agreement for the Collateral Asset is the owner of the Collateral Asset.

CP 2	Certified original (Urschrift) of registration approval (Eintragungsbewilligung) of the land charge deed and (if applicable) the certificate of the land charge (Grundschuldbrief).

CP 3	Certified and executed copies of notarial deeds for the Collateral Asset, with submission by the relevant owners to the immediate foreclosure on the Collateral Assets (vollstreckbare Ausfertigung) in relation to the payment of a final partial amount of 20% (twenty percent) of the Land Charge in accordance with Section 800 of the German Code of Civil Procedure (“Zivilprozessordnung” – “ZPO”) and, in addition, submission by each Borrower personally to the immediate foreclosure in relation to its entire assets in the amount of 20% (twenty percent) of the Land Charge.

CP 4	All powers of attorney have been given in accordance with ANNEX 3 “COLLATERAL“, Section 37.1. (Land Charge).

CP 5	Security purpose agreement signed by the Borrower with regard to the Land Charge with the submission to immediate foreclosure and with regard to the acknowledement of abstract debt including the submission to immediate foreclosure.

CP 6	Executed originals (or copies with notarial certification, where applicable), of the Security Agreements providing evidence of all collateral pursuant to ANNEX 3 “COLLATERAL”, being validly granted to the Bank together with any necessary notices, acknowledgements and registrations.

CP 7	Submission of subordination agreement(s) pursuant to Section 19.7 („Subordinated Debt“).

38.2.	Borrower and Shareholder

CP 8	Certificate of Good Standing.for the Borrower and the Shareholder, not older than 20 Business Days on the Drawdown Date.

CP 9	Copies of the articles of association and Certificate of formation of the Borrower and the Shareholder, including their list of shareholders.

CP 10	Copies of the shareholder resolutions of the Borrower and the Shareholder if necessary for the contemplated transaction. Copies of the resolutions of any other company mentioned in the structure chart in Fehler! Verweisquelle konnte nicht gefunden werden. necessary for the contemplated transaction.

CP 11	Signed opening balance of the Borrower.

CP 12	Signed Business Plan of the Borrower for the next 5 (five) years, with respect to modernization, maintenance and administration costs, tax and capital expenditures (including time

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table) with respect to the Collateral Asset and time table and volume of envisaged disposals of the Collateral Asset (if any).

CP 13	Officer’s Certificate or comfirmation by a US notary public regarding who is authorized to represent the Borrower and the Shareholder

CP 14	Up to date structure chart, showing details of the Borrower’s group structure and all its direct and indirect shareholders up to and including the ultimate owners (with % ownership rights indicated) duly certified as accurate by an officer of the Borrower, supported by certified copies of the share register and shareholder lists (or equivalents).

CP 15	Compliance with all regulatory requirements for client adoption and anti-money laundering purposes (including certified copies of personal identification documents and signature specimens of the signatories to the loan and security documentation).

38.3.	Collateral Asset

CP 16	Determination of the market value of the Collateral Asset in the minimum amount of € 21,400,000 (twenty-one million four hundred thousand Euros) at least 2 (two) weeks before the Drawdown Date.

CP 17	Certified copy of the purchase agreement for the Collateral Asset incl. annexes.

CP 18	Evidence that the purchase price for the Collateral Asset is due.

CP 19	External due diligence report on environmental and technical issues for the Collateral Asset satisfactory to the Bank including a reliance letter in favour of the Bank.

CP 20	Copies of the property and facility management contract for the Collateral Asset and the Duty of Care Agreement of the asset manager, each acceptable to the Bank.

CP 21	Fire protection report (Brandschaubericht),

CP 22	Copies of all lease agreement(s) for the Collateral Asset. All lease agreements have to comply in particular with the written form requirements according to Section 550 BGB.

CP 23	Signed copies of the tenancy schedules regarding the Collateral Asset disclosing the current annual net rent.

CP 24	Copies of all existing insurance policies evidencing that the Collateral Asset are adequately insured in accordance with Section 19.1 (“Insurance”).

CP 25	Copies of the official plans and cadastral maps showing the parcel numbers ("Flurnummer") and the structure regarding the Collateral Asset.

CP 26	Evidence that no public encumbrances with respect to the Collateral Asset and no restriction on lettings exist in relation to the Collateral Asset. Unless the respective due diligence reports provide sufficient evidence, the Borrower has to submit the respective register of public obligations (“Baulastenverzeichnis”).

CP 27	Copies of the relevant storey or floor plans, cross-sectional views and elevations (Kubaturberechnung) regarding the Collateral Asset.

CP 28	Copy of the legal due diligence report on the Collateral Asset by a renowned law firm instructed by the Borrower satisfactory to the Bank covering (amongst other things) an assessment of the extisting lease agreements The law firm must accept a reasonable liability in favour of the Bank by issuing a reliance letter.

CP 29	Copy of the tax due diligence report on the Collateral Asset and the transaction structure by a renowned tax firm instructed by the Borrower satisfactory to the Bank covering (amongst other things and apart from other noteworthy findings) (i) the transaction structure, (ii) the

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interest barrier rules (Zinsschranke), (iii) their implications on the Borrower's cash flow, and (iv) the estimated amount of income taxes. The tax firm must accept a reasonable liability in favour of the Bank by issuing a reliance letter.

38.4.	General Drawdown Conditions

CP 30	Duly executed original of the Agreement.

CP 31	The Financial Covenants and all Undertakings are met and fulfilled.

CP 32	No Potential Event of Default or Event of Default has occurred and is continuing.

CP 33	Evidence of limitation of interest exposure according to Section 9.5.

CP 34	Evidence that the equity contribution pursuant to Section 7 („Equity Contribution“) has been paid including evidence of source of funds. If the backstop mechanism under the APA is utilised the equity contribution will have to be illustrated in two ways: (i) from the 5% deposit/prepayment of the existing indebtedness on the Collateral Asset and (ii) the remaining balance minus the PBB loan amount and (i). Provision of swift confirmations evidencing sufficient amounts of monies transferred to the seller’s account such that together with the drawn Facility the full purchase price under the APA will have been paid.

CP 35	Evidence that no condition precedent under the Purchase Agreement has been waived (unless waived with Bank’s prior approval).

CP 36	Payment of Bank’s costs and fees.

38.5.	Legal Opinion

CP 37	Legal opinion provided by Bank’s Delaware counsel on the validity and enforceability of the Finance Documents governed by Delaware law.

CP 38	Capacity opinion provided by Borrowers' US-counsel (i.e. due formation, non-dissolution of the Borrower, power and authority to enter into the transaction documents, no consents, filings or authorizations necessary and no conflicts with constituent documents)

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39.	Annex 5 "Sources and Uses"

Includes DD Costs and MP share of ARC Fees (with VAT)

Sources		Uses

Loan	10,600,000	Purchase Price	21,500,000
Equity	12,442,756	Real Estate Transfer Tax	1,075,000
		Due Diligence	278,843
		Structuring Costs	188,913
Total Sources	23,042,756	Total Uses	23,042,756

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40.	Annex 6 "Structure Chart"

Other shareholders of AR Capital, LLC (all less than 25%):

1. William M. Kahane

2. Edward M. Weil, Jr.

3. Brian S. Block

4. Peter M. Budko

Nicholas S. Schorsch and Shelley Shorsch (shares considered to be held together)
63.6%
AR Capital, LLC (a Delaware LLC)
100%
AR Capital Global Holdings, LLC (a Delaware LLC)
100%
American Realty Capital Global Special Limited Partnership, LLC (a Delaware LLC)
100% at formation
American Realty Capital Global Trust, Inc. (REIT)(a Maryland corporation)
GP Interest
LP Interest
American Realty Capital Global Operating Partnership, L.P. (a Delaware Limited Partnership)
100%
ARC Global Holdco, LLC (a Delaware LLC)
100%
ARC RMNUSGER01, LLC (a Delaware LLC)

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41.	Annex 7 "General Terms and Conditions"